Exhibit 99.1

iPayment Reports Results for the First Quarter of 2004

    NASHVILLE, Tenn.--(BUSINESS WIRE)--May 5, 2004--iPayment, Inc. (Nasdaq:IPMT) today announced financial results for the first quarter ended March 31, 2004. For the first quarter, revenues increased 71% to $79,969,000 from $46,675,000 for the first quarter of 2003. Net income allocable to common shareholders for the first quarter of 2004 increased to $5,002,000, or $0.28 per diluted share, from $450,000, or $0.05 per diluted share, for the first quarter of 2003. For the first quarter of 2004, the Company benefited from a nonrecurring settlement of a lawsuit of $339,000 pretax, net of legal expenses, or approximately $0.01 per diluted share after tax. The income tax rate for the quarter was 35% versus 30% for the same quarter last year.
    Commenting on the announcement, Gregory S. Daily, Chairman and Chief Executive Officer of iPayment, said, "We are proud to report another quarter of strong, profitable growth, both through organic channels and acquisitions. Charge volume more than doubled to $2,863 million in the first quarter of 2004 from $1,338 million in the first quarter of 2003. Our recent acquisition of a portfolio of agent bank agreements and merchant accounts from First Data Corp. performed as expected in the first quarter and we remain encouraged by some of the marketing opportunities it presents. We continued to streamline operations during the quarter, successfully converting the processing of two previous acquisitions to First Data's platform from a small industry processor, and completing the consolidation of two operating centers in the Los Angeles area into one. Consequently, we were able to handle the additional charge volume and revenues with just 259 employees as of March 31, 2004, fewer employees than we had at this time last year and a reflection of the scalability of our business model.
    "In addition to sustained growth and profitability, we continued to generate significant cash flow during the quarter and repaid $11 million of the $45 million we had borrowed to finance the acquisition from First Data in December 2003. We currently have $30 million outstanding under an $80 million revolving credit facility. Looking forward, we remain confident in our ability to execute our profitable growth strategy through our ISO and bank channels, with occasional acquisitions in the fragmented small merchant market."

    Outlook

    The following statements summarize the Company's guidance for long-term growth in revenues and expansion in its operating margin, as well as specific guidance for fiscal 2004.
    The Company's long-term goal for annual growth in revenues remains 20%, with 10% to 15% growth excluding acquisitions. The Company reiterates its target annual range for its operating margin of 10% to 15% of revenues, with gradual improvement each year. As in the past, the operating margin may fluctuate on a quarterly basis, and the percentage may change as a result of acquisitions with higher or lower operating margins than the Company's margins.
    For fiscal 2004, the Company is currently comfortable with a range for annual revenues of approximately $335 million to $340 million, and an annual operating margin of approximately 11% to 12%. The Company expects annual net interest expense of approximately $2.0 million to $2.5 million, an effective income tax rate of approximately 35%, and diluted weighted average shares outstanding of approximately 18.2 million to 18.7 million, including 663,000 share equivalents from outstanding convertible promissory notes. The Company is currently comfortable with a range for earnings per diluted share for 2004 of approximately $1.26 to $1.31.
    The Company will host a conference call to discuss this release tomorrow at 10:30 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.ipaymentinc.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. The online replay will be available at approximately 1:30 p.m. (Eastern Time) and continue for one week. A telephonic replay of the call will also be available through May 13, 2004, at 719-457-0820 (Confirmation Number 785473).
    This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for 2003. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 92,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.



                            iPayment, Inc.
                         Financial Highlights
                 (in thousands, except per share data)

Consolidated Income Statements                   Three months ended
                                                      March 31,
                                               ----------------------
                                                  2004        2003
                                               ----------  ----------
                                              (Unaudited)  (Unaudited)
Revenues                                       $   79,969  $   46,675

Interchange                                        37,315      24,010
Other costs of services                            31,702      16,277
Selling, general and administrative                 2,886       1,829
                                               ----------  ----------
  Total operating expenses                         71,903      42,116
                                               ----------  ----------
Income from operations                              8,066       4,559
Other expense (income)
  Interest expense                                    710       3,290
  Other                                              (339)          -
                                               ----------  ----------
Income before income taxes                          7,695       1,269
Income tax provision                                2,693         381
                                               ----------  ----------
Net income                                          5,002         888
Accretion of mandatorily redeemable
  convertible preferred stock                           -        (438)
                                               ----------  ----------
Net income allocable to
  common shareholders                          $    5,002  $      450
                                               ==========  ==========

Earnings per share
  Basic                                        $     0.30  $     0.06
  Diluted                                      $     0.28  $     0.05
Weighted average shares outstanding
  Basic                                            16,459       7,330
  Diluted                                          18,050       8,481


Percentages of Revenues
Interchange                                          46.7%       51.4%
Other costs of services                              39.6%       34.9%
Selling, general and administrative                   3.6%        3.9%
Income from operations                               10.1%        9.8%



                            iPayment, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                               March 31,  December 31,
Assets                                           2004        2003
                                              ----------  -----------
                                             (Unaudited)

Cash and cash equivalents                     $      528  $       733
Accounts receivable, net                          14,883       13,108
Prepaid expenses and other                         4,691        2,624
                                              ----------  -----------
  Total current assets                            20,102       16,465

Restricted cash                                    3,140       11,141
Property and equipment, net                        2,661        3,333
Intangible assets, net                            90,772       94,593
Goodwill, net                                     73,002       73,002
Other assets                                       3,669        3,409
                                              ----------  -----------
Total assets                                  $  193,346  $   201,943
                                              ==========  ===========

Liabilities and stockholders' equity

Accounts payable and accrued expenses         $   12,789  $    11,775
Reserve for merchant losses                        1,204        1,198
Current portion of long-term debt                     29        4,537
                                              ----------  -----------
  Total current liabilities                       14,022       17,510

Long-term debt                                    49,685       60,599
                                              ----------  -----------
  Total liabilities                               63,707       78,109
                                              ----------  -----------

Common stock                                     125,863      125,060
Retained earnings (deficit)                        3,776       (1,226)
                                              ----------  -----------
  Total stockholders' equity                     129,639      123,834
                                              ----------  -----------
Total liabilities and stockholders' equity    $  193,346  $   201,943
                                              ==========  ===========



                            iPayment, Inc.
                 Consolidated Statements of Cash Flows
                            (in thousands)

                                                Three months ended
                                                      March 31,
                                              -----------------------
                                                 2004         2003
                                              ----------   ----------
 Cash flows from operating activities:        (Unaudited)  (Unaudited)
    Net income                                $    5,002   $      888
    Depreciation and amortization                  4,627        1,920
    Noncash interest expense                         141        1,272
    Changes in assets and liabilities:
      Accounts receivable                         (1,775)        (333)
      Prepaid expenses and other current assets   (2,067)        (109)
      Other assets                                  (143)      (1,457)
      Accounts payable and accrued liabilities
       and reserve for merchant losses             1,383         (864)
      Other liabilities                                -          (13)
                                              ----------   ----------
    Net cash provided by operating activities      7,168        1,304
                                              ----------   ----------

Cash flows from investing activities:
    Changes in restricted cash                     8,001         (137)
    Expenditures for property and equipment          (97)        (242)
    Acquisitions of businesses, portfolios and
     other                                          (295)        (174)
    Deferred payment for acquisition of
     business                                          -       (2,099)
                                              ----------   ----------
    Net cash provided by (used in) investing
     activities                                    7,609       (2,652)
                                              ----------   ----------

Cash flows from financing activities:
    Net (repayments) borrowings on line of
     credit                                      (11,000)       1,950
    Repayments of debt                            (4,507)      (1,380)
    Proceeds from issuance of common stock           525           83
                                              ----------   ----------
    Net cash (used in) provided by financing
     activities                                  (14,982)         653
                                              ----------   ----------

Net increase in cash                                (205)        (695)
Cash at beginning of period                          733        1,831
                                              ----------   ----------

Cash at end of period                         $      528   $    1,136
                                              ==========   ==========


    CONTACT: iPayment, Inc., Nashville
             Clay Whitson, 615-665-1858, Ext. 115